UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2013

Family Dollar Stores, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-6087	56-0942963
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 1017, 10401 Monroe Road
Charlotte, North Carolina	28201-1017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 847-6961

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 13, 2013, Family Dollar Stores, Inc. (the “Company”) entered into an Amended and Restated Five-Year Credit Agreement dated as of November 13, 2013 (as so amended, the “$600 Million Credit Facility”) by and among the Company as Borrower, Wells Fargo Bank, National Association (“Wells Fargo”) as Administrative Agent and the lenders party thereto and entered into an Amended and Restated Four-Year Credit Agreement dated as of November 13, 2013 (as so amended, the “$300 Million Credit Facility” and, together with the $600 Million Credit Facility, the “New Credit Facilities”) by and among the Company as Borrower, Wells Fargo as Administrative Agent and the lenders party thereto. The New Credit Facilities improve the Company’s liquidity profile by increasing the borrowing capacity and extending the maturity of the committed credit facilities available to the Company. Additionally, the New Credit Facilities reduce the overall cost to the Company associated with such borrowings.

The $600 Million Credit Facility and the $300 Million Credit Facility provide for revolving loans, swingline loans and letters of credit up to an aggregate of $600 million and $300 million, respectively. Proceeds may be used for any general corporate purpose. Revolving loans under the New Credit Facilities will bear interest at either LIBOR or Base Rate (as defined in each of the New Credit Facilities), at the Company’s option, plus a margin that varies depending on the Company’s Consolidated Leverage Ratio (as defined in each of the New Credit Facilities). The New Credit Facilities provide for covenants substantially similar to those in the Company’s prior credit facilities, including without limitation: (a) limitations on secured borrowing, (b) a limitation on Priority Debt (as defined in each of the New Credit Facilities, which generally includes debt and guarantees of the Company’s subsidiaries) to 10% of Consolidated Net Worth (as defined in each of the New Credit Facilities), (c) a covenant not to permit the Consolidated Leverage Ratio (as defined in each of the New Credit Facilities) as of any fiscal quarter end to exceed 50%, and (d) a covenant not to permit the Consolidated Fixed Charge Coverage Ratio (as defined in each of the New Credit Facilities) as of any fiscal quarter end to be less than 2.00 to 1.00.

The $600 Million Credit Facility and the $300 Million Credit Facility mature on November 13, 2018, and November 13, 2017, respectively, each with two one-year extension options. Any extension of a maturity date under either of the New Credit Facilities will be binding only on consenting lenders and only if lenders holding more than 50% of the aggregate commitments consent. The Company also has the right to request an increase of the aggregate commitment, with consent of the lender providing such increase, of up to an additional $100 million under each of the $600 Million Credit Facility and the $300 Million Credit Facility. The principal and interest due under the New Credit Facilities may be accelerated upon an Event of Default (as defined in each of the New Credit Facilities). The $600 Million Credit Facility replaces the Company’s $400 Million Four-Year Credit Agreement dated as of November 17, 2010, by and among the Company as Borrower, Wells Fargo as Administrative Agent and the lenders party thereto. The $300 Million Credit Facility replaces the Company’s $300 Million Five-Year Credit Agreement dated as of August 17, 2011 by and among the Company as Borrower, Wells Fargo as Administrative Agent and the lenders party thereto.

A copy of each of the $600 Million Credit Facility and the $300 Million Credit Facility will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending November 30, 2013. The Company drew $300 million on the $600 Million Credit Facility upon the closing of the New Credit Facilities. The Company did not draw on the $300 Million Credit Facility upon the closing of the New Credit Facilities. $18.7 million in letters of credit outstanding under the Company’s $300 Million Five-Year Credit Agreement dated August 17, 2011 were transferred to the $300 Million Credit Facility upon the closing of the New Credit Facilities.

The lenders and other parties under the above described credit facilities and/or their respective affiliates have performed, and may in the future perform, various commercial banking and financial advisory services for the Company and its subsidiaries for which they have received, and may receive, customary fees and expenses.

Item 2.03.	Creation of Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAMILY DOLLAR STORES, INC.
(Registrant)

Date: November 15, 2013	By:	/s/ James C. Snyder, Jr.
James C. Snyder, Jr.
Senior Vice President-General Counsel and Secretary